Incorporated in the State of Nevada on June 15, 2007



No. 001

Shares

ENTERTAINMENT ART, INC.

Common Stock

This Certifies That ______________________ is the owner of

ENTERTAINMENT ART, INC. ______________________ Shares of the Capital Stock of

CORPORATE NAME

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ________ day of ________ A.D. ________

President

Secretary

SHARES $0.10 EACH